Exhibit 107.1
Calculation of Filing Fee Tables
Form S-8
(Form Type)
Veritex Holdings, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, par value $0.01 per share	Other(2)	750,000(3)	$26.10	$19,575,000	0.00015310	$2,996.93
Equity	Common Stock, par value $0.01 per share	Other(2)	900,000(4)	$26.10	$23,490,000	0.00015310	$3,596.32

Total Offering Amounts					$43,065,000	—	$6,593.25

Total Fee Offsets					—	—	—

Net Fee Due					—	—	$6,593.25
(1)    Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), the registration statement on Form S-8 (the “Registration Statement”) to which this exhibit relates shall also cover any additional shares of Veritex Holdings, Inc.’s (the “Registrant”) common stock, $0.01 par value per share (“Common Stock”), which become issuable under the Registrant’s 2022 Amended and Restated Omnibus Incentive Plan Inc. (the “2022 Plan”) and the Registrant’s 2025 Amended and Restated Omnibus Incentive Plan (the “2025 Plan”), by reason of any stock dividend, stock split, recapitalization or other similar transaction that results in an increase in the number of outstanding shares of the Registrant’s Common Stock.
(2)    Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act and calculated in accordance with Rules 457(c) and 457(h) promulgated thereunder. The aggregate offering price is the average of the high and low prices of the Registrant’s Common Stock as reported on the Nasdaq Global Market on June 27, 2025.
(3)    Represents shares of Common Stock to be issued under the 2022 Plan.
(4)    Represents shares of Common Stock to be issued under the 2025 Plan.